EXHIBIT 5

                     [Letterhead of Davis Polk & Wardwell]




				       September 26, 1995


Laboratory Corporation of America Holdings
358 South Main Street
Burlington, North Carolina  27215

Dear Sirs:

         We have acted as special counsel for Laboratory Corporation of America Holdings (the "Corporation") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, 25,000 shares (the "Shares") of common stock, par value $0.01 per share, of the Corporation issuable pursuant to the 1995 Stock Plan for Non-Employee Directors (the "Plan") of the Corporation. In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purpose of this opinion.

         Upon the basis of the foregoing, we are of the opinion that the Shares deliverable pursuant to the Plan have been duly authorized and, when and to the extent issued pursuant to the Plan, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,




                                       /s/ Davis Polk & Wardwell